Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880                                         Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS THIRD QUARTER AND NINE MONTHS 2007 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, October 29, 2007 - American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the quarter and nine months ended September 30, 2007.

Comparing the third quarter of 2007 with the third quarter of 2006:

•	Net revenue was $67,162,000 as compared to $53,842,000, an increase of 25%.

•	Earnings from operations were $5,252,000 as compared to $4,441,000, an increase of 18%.

•	Net earnings were $2,701,000 as compared to $2,414,000, an increase of 12%.

•	Diluted net earnings per share were $0.20 as compared to $0.19, an increase of 5%.

•	Diluted cash net earnings per share were $0.28 as compared to $0.25, an increase of 12%.

Comparing the first nine months of 2007 with the first nine months of 2006:

•	Net revenue was $199,172,000 as compared to $162,986,000, an increase of 22%.

•	Earnings from operations were $20,662,000 as compared to $15,252,000, an increase of 35%.

•	Net earnings were $11,108,000 as compared to $8,388,000, an increase of 32%.

•	Diluted net earnings per share were $0.84 as compared to $0.65, an increase of 29%.

•	Diluted cash net earnings per share were $1.04 as compared to $0.84, an increase of 24%.

Patient revenue of the Company’s affiliated dental group practices increased 22% to $101,781,000 for the quarter, which includes $96,090,000 from dental group practices which are affiliated with the Company by means of service agreements and $5,691,000 from Arizona’s Tooth Doctor for Kids. Same market patient revenue growth was 9.5% for the quarter.

Cash flow from operations was $6,212,000 for the quarter. Capital expenditures were $1,590,000 for the quarter. The Company expanded and/or relocated four dental facilities during the quarter. Amounts paid for affiliations and acquisitions, including contingent payments and affiliation costs, amounted to $103,628,000 for the quarter. During the quarter the Company completed four in-market affiliations, which were combined with existing platform affiliated practices in

Missouri, New York and Wisconsin. The Company, as previously announced, also completed the acquisition of Metropolitan Dental Holdings, Inc., effective September 25, 2007. Affiliations and acquisitions completed during the first nine months generate approximately $107 million in annualized patient revenue.

The Company incurred professional fees of approximately $830,000 during the quarter as compared to $298,000 for the prior year’s same quarter related to the previously announced litigation between the Company’s Minnesota subsidiary, PDHC, Ltd., and PDG, P.A., the affiliated practice at Park Dental. The Company recognized $490,000 in stock-based compensation expense, $324,000 net of tax or $0.02 per diluted share, during the quarter as compared to $341,000, $224,000 net of tax or $0.02 per diluted share, for the prior year’s same quarter.

Based on litigation developments subsequent to September 30, 2007, the Company is proceeding on the basis that PDHC, Ltd. will no longer provide dental facilities and business services after December 31, 2007 to PDG, P.A. pursuant to the Service Agreement between the two parties. Accordingly, the Company is assessing the potential impairment of the intangible asset associated with the Service Agreement between PDHC and PDG. At September 30, 2007, the book value of this intangible asset was approximately $3,500,000. At September 30, 2007, the Company also had accounts receivable due from PDG, P.A. of approximately $3,000,000. The Company has entered into a new affiliation with a Minnesota professional limited liability company. The Company intends to continue to operate its Park Dental business with this Minnesota affiliated practice effective January 1, 2008.

Debt to capitalization was 52% at September 30, 2007, reflecting the acquisition of Metropolitan Dental Holdings, Inc. and the affiliation with Barzman, Kasimov & Vieth. Excluding these transactions, pro forma debt to capitalization was 22%, compared to 23% at December 31, 2006, and the Company achieved a pro forma annualized cash return on committed capital and cash return on equity for the quarter of 16% and 11%, respectively, compared to the prior year’s annualized cash return on committed capital and cash return on equity for the quarter of 17% and 12%, respectively.

Cash net earnings, cash earnings from operations, pro forma cash return on committed capital and pro forma cash return on equity are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the third quarter ended September 30, 2007, the Company will host its previously announced conference call on Tuesday, October 30, 2007 at 10:00 a.m. EDT, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com approximately two hours after the call through 6:00 p.m. EDT Tuesday, November 6, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue	$67,162	$53,842	$199,172	$162,986
Operating expenses:
Salaries and benefits	28,730	22,886	83,895	67,822
Lab fees and dental supplies	10,550	8,929	31,230	26,611
Office occupancy expenses	7,885	6,924	22,294	19,741
Other operating expenses	5,807	4,713	16,867	14,381
General corporate expenses	4,990	2,645	13,041	9,375
Depreciation expense	2,225	1,964	6,535	5,815
Amortization of intangible assets	1,723	1,340	4,648	3,989

Total operating expenses	61,910	49,401	178,510	147,734

Earnings from operations	5,252	4,441	20,662	15,252
Interest expense, net	823	449	2,026	1,403
Minority interest	102	—	349	—

Earnings before income taxes	4,327	3,992	18,287	13,849
Income taxes	1,626	1,578	7,179	5,461

Net earnings	$2,701	$2,414	$11,108	$8,388

Net earnings per common share:
Basic	$0.21	$0.20	$0.88	$0.68

Diluted	$0.20	$0.19	$0.84	$0.65

Weighted average common shares outstanding:
Basic	12,779	12,308	12,636	12,286

Diluted	13,395	12,934	13,267	12,879

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$7,410	$1,386
Accounts receivable, net	24,640	16,373
Other current assets	9,741	6,860

Total current assets	41,791	24,619

Property and equipment, net	57,866	46,460

Other non-current assets:
Goodwill	65,585	23,091
Intangible assets, net	181,481	101,113
Other assets	4,734	537

Total non-current assets	251,800	124,741

Total assets	$351,457	$195,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,730	$29,351
Current maturities of debt	186	81

Total current liabilities	35,916	29,432

Non-current liabilities:
Long-term debt	143,070	33,807
Other liabilities	37,941	16,216

Total non-current liabilities	181,011	50,023

Total liabilities	216,927	79,455

Minority interest	853	54

Commitments and contingencies
Stockholders’ equity	133,677	116,311

Total liabilities and stockholders’ equity	$351,457	$195,820

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts and statistical data)

(unaudited)

Selected statistical data

	September 30, 2007	September 30, 2006	% Change
Number of dental facilities	261	201	30%
Number of operatories (1)	2,301	1,876	23%
Number of affiliated dentists (2)	609	461	32%

Reconciliation of GAAP earnings, as reported, to cash

net earnings and adjusted cash net earnings

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
	$	Diluted Per Share	$	Diluted Per Share
Net earnings, as reported	$2,701	$0.20	$2,414	$0.19
Service agreement amortization expense, net of tax	1,031	0.08	810	0.06

Cash net earnings (3)	3,732	0.28	3,224	0.25
FAS123R stock option expense, net of tax	324	0.02	224	0.02
PDG litigation expense, net of tax	516	0.04	180	0.01

Adjusted cash net earnings	$4,572	$0.34	$3,628	$0.28

Diluted weighted average shares outstanding	13,395		12,934

	Nine Months Ended September 30, 2007		Nine Months Ended September 30, 2006
	$	Diluted Per Share	$	Diluted Per Share
Net earnings, as reported	$11,108	$0.84	$8,388	$0.65
Service agreement amortization expense, net of tax	2,702	0.20	2,411	0.19

Cash net earnings (3)	13,810	1.04	10,799	0.84
FAS123R stock option expense, net of tax	928	0.07	674	0.05
PDG litigation expense, net of tax	1,320	0.10	598	0.05

Adjusted cash net earnings	$16,058	$1.21	$12,071	$0.94

Diluted weighted average shares outstanding	13,267		12,879

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Calculation of cash return on committed capital and cash return on equity for the three and nine months ended September 30, 2007 and 2006, excluding certain acquisitions and affiliations (6)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings from operations	$5,121	$4,441	$20,531	$15,252
Add back: Amortization of intangible assets	1,625	1,340	4,550	3,989

Cash earnings from operations (4)	$6,746	$5,781	$25,081	$19,241

Annualized cash earnings from operations	$26,984	$23,124	$33,441	$25,655

Average committed capital (5)	$172,258	$133,920	$160,913	$133,381

Cash return on committed capital (4)	16%	17%	21%	19%

Net earnings (6)	$2,776	$2,414	$11,181	$8,388
Add back: Amortization of intangible assets, net of taxes	1,016	812	2,762	2,417

Cash net earnings (3)	$3,792	$3,226	$13,943	$10,805

Annualized cash net earnings	$15,168	$12,904	$18,590	$14,407

Average stockholders’ equity (5)	$131,955	$110,485	$124,994	$106,980

Cash return on equity (4)	11%	12%	15%	13%

Patient revenue and same market

patient revenue growth (7)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2007	2006		2007	2006
Patient revenue of affiliated practices:
Platform dental group practices affiliated with us in both periods of comparison	$91,467	$83,550	9.5%	$271,987	$248,945	9.3%
Platform dental group practices that affiliated with us during periods of comparison	10,314	—	—	28,459	2,938	868.7%

Total patient revenue	101,781	83,550	21.8%	300,446	251,883	19.3%
Patient revenue of Arizona’s Tooth Doctor for Kids	5,691	—	—	17,246	—	—

Patient revenue of platform dental group practices affiliated with us by means of service agreements	96,090	83,550	15.0%	283,200	251,883	12.4%
Amounts due to us under service agreements	60,195	52,704	14.2%	178,234	159,512	11.7%

Amounts retained by platform dental group practices affiliated with us by means of service agreements	$35,895	$30,846	16.4%	$104,966	$92,371	13.6%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(unaudited)

(1)	An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential equipment.

(2)	Includes full-time equivalent general or specialty dentists employed by or contracted with the affiliated practices, including Arizona’s Tooth Doctor for Kids.

(3)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.

(4)	Cash earnings from operations is not a measure of financial performance under GAAP. The Company believes that cash return on committed capital and cash return on equity are useful financial measures for understanding its financial performance.

(5)	Average committed capital calculated as average of beginning of quarter and end of quarter debt, including current portion, plus stockholders’ equity. Average stockholders’ equity calculated as average of beginning of quarter and end of quarter stockholders’ equity.

(6)	Excludes the effects of the acquisition of Metropolitan Dental Holdings, Inc. and the affiliation with Barzman, Kasimov & Vieth.

(7)	Includes patient revenue of affiliated dental group practices which are not consolidated with the Company’s financial results and patient revenue of Arizona’s Tooth Doctor for Kids which is consolidated with the Company’s financial results as of December 1, 2006.